Exhibit 99.1

Shenandoah Telecommunications Completes Refinancing of Credit Facilities

December 8, 2025 at 8:30 AM EST

Expects to lower cost of debt by approximately 170 basis points1, or $10.0 million annually2

Extends maturities to 2030

EDINBURG, Va., Dec. 08, 2025 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or “Company”) (NASDAQ:SHEN) announced the refinancing of its existing credit facilities effective December 5, 2025 (“Closing”).

Refinancing Highlights

•	Closed Inaugural $567.4 million Secured Fiber Network Asset Revenue Term Notes due December 2030
•	Raised $175.0 million Variable Funding Note Facility due December 2029
•	Raised $175.0 million new Revolving Credit Facility due December 2030
•	Repaid $585.4 million Term and Revolving Credit Loans and Terminated Credit Facility due July 2028

Shentel Issuer LLC (“Shentel Issuer”), a limited-purpose, bankruptcy remote wholly-owned subsidiary of Shentel, closed its inaugural offering of $567,405,000 aggregate principal amount of secured fiber network revenue term notes, consisting of $489,142,000 5.64% Series 2025-1, Class A-2 term notes and $78,263,000 6.03% Series 2025-1, Class B term notes, each with an anticipated repayment date in December 2030 (collectively, the “Notes”). The Notes are secured by certain fiber network assets and related customer contracts primarily in the states of Virginia, Ohio, Pennsylvania, Indiana, and Maryland.

As part of the same Indenture and fiber network assets and related customer contracts that govern and secure the Notes, Shentel Issuer entered into a revolving $175.0 million variable funding note facility (the “VFN”) due December 2029 with a group of financial institutions. VFN advances will be subject to certain pro-forma leverage and debt service coverage ratios as defined in the Indenture. The VFN will bear interest at term Secured Overnight Financing Rate (“SOFR”) plus a margin of 1.75%. The Company had no borrowings under the VFN at Closing. The Company incurred approximately $15.0 million in upfront transaction fees to complete the Notes and VFN financings.

Concurrently, Shentel Broadband Operations LLC (“Shentel Broadband”), a wholly-owned indirect subsidiary of the Company, entered into a new $175.0 million Revolving Credit Facility (the “RCF”) due December 2030 with a group of financial institutions. The RCF is secured by substantially all of the assets and equity interests of its subsidiaries excluding Shentel Issuer; Shentel Guarantor LLC, a wholly-owned subsidiary of Shentel Broadband and parent of Shentel Issuer; Shentel Asset Entity I LLC, a wholly-owned subsidiary of Shentel Issuer; and Shentel Asset Entity II LLC, a wholly-owned subsidiary of Shentel Issuer. Borrowings under the RCF will bear interest at term SOFR plus a margin ranging from 2.50% to 3.00%. Shentel Broadband borrowed $75.0 million from the RCF at Closing.

"With the refinancing of our credit facilities, we have strengthened our balance sheet by extending maturities, reduced our cost of capital, and created financial flexibility as we complete our Glo Fiber expansion in 2026 and to use for general corporate purposes,” said Ed McKay, Shentel’s President and Chief Executive Officer. “We expect the refinancing will reduce our cost of debt by approximately 170 basis points and interest expense by approximately $10.0 million annually."

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Shenandoah Telecommunications Company

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dedicated internet access, dark fiber leasing, and managed network services. Shentel owns an extensive regional network with over 18,000 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects, its financial position, and the cost of debt. These statements can be identified by the use of forward-looking terminology such as “believes,” “intends,” “may,” “will,” “should,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include, among others, changes in our ability to generate free cash flow, overall economic conditions including rising inflation, changes in tariffs, new or changing regulatory requirements, changes in technologies, changes in competition, changing demand for our products and services, our ability to execute our business strategies, availability of labor resources and capital, natural disasters, pandemics, and outbreaks of contagious diseases and other adverse public health developments. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Shenandoah Telecommunications Company

Lucas Binder

VP Corporate Finance

540-984-4800

lucas.binder@emp.shentel.com

1 Based on weighted-average interest rate of 5.77% of the Notes and new RCF borrowings as compared to the prior term and revolving loans weighted-average interest rate of 7.47% as disclosed in the Company’s most recent 10-Q filing.

2 Based on weighted-average interest rate of 5.77% of the Notes and new RCF borrowings multiplied by $585.4 million in existing debt prior to closing of the refinancing.